Exhibit 99.1

CHRYSLER GROUP FIRST-QUARTER 2012 NET INCOME MORE THAN QUADRUPLED TO $473 MILLION

CHRYSLER GROUP FIRST-QUARTER MODIFIED OPERATING PROFIT INCREASED 55 PERCENT TO

$740 MILLION WITH FREE CASH FLOW OF $1.7 BILLION

•	Chrysler Group net income in the first quarter of 2012 more than quadrupled to $473 million

•	Net revenue for the quarter was $16.4 billion, up 25 percent from $13.1 billion a year ago

•	Modified Operating Profit(a) grew to $740 million for the first quarter, 55 percent higher than a year earlier

•	Free Cash Flow(d) for the first quarter totaled $1.7 billion; Cash(c) ended the quarter at $11.3 billion compared with $9.9 billion a year ago and $9.6 billion at Dec. 31, 2011

•	Net Industrial Debt(e) was reduced to $1.3 billion at March 31, 2012, from $3.4 billion a year ago and $2.9 billion at Dec. 31, 2011

•	Worldwide vehicle shipments were 607,000 in the quarter, up 25 percent from 485,000 a year ago

•	Worldwide vehicle sales for the first quarter totaled 523,000, up 33 percent from a year ago

•

U.S. market share increased to 11.2 percent for the first quarter, up from 9.2 percent a year ago, driven primarily by a 40 percent increase in U.S. retail sales. For the first time in its history, Chrysler was the quarterly market leader in Canada with a share of 15.0 percent

•

Chrysler Group achieved its third and final Class B performance event in January 2012 by committing to produce the fuel-efficient Dodge Dart, increasing Fiat S.p.A.’s ownership interest to 58.5 percent

AUBURN HILLS, Mich., April 26, 2012 – Chrysler Group LLC today reported preliminary net income of $473 million for the first quarter of 2012, up more than 300 percent from $116 million a year ago, driven primarily by its 40 percent increase in U.S. retail sales.

“Another positive quarter – built on sales gains that have surpassed the industry average – is affirmation that the Chrysler team is maintaining its focus,” said Sergio Marchionne, Chairman and Chief Executive Officer of Chrysler Group LLC. “We continue to deliver on the targets in our five-year plan and are now focused on successfully launching the Dodge Dart, a car that is a true melding of Chrysler’s and Fiat’s engineering and styling strengths.”

CHRYSLER GROUP LLC ($Mils)
	Q1 2012	Q1 2011	2012 B/(W) 2011
Net Revenue	16,359	13,124	3,235
Modified Operating Profit	740	477	263
Modified EBITDA	1,384	1,171	213
Net Income	473	116	357
Cash	11,256	9,877	1,379
Note –	Refer to page 4 of this press release for definitions of Non-U.S. GAAP Financial Information and Other Items

Revenue for the quarter was $16.4 billion, up 25 percent from $13.1 billion in the first quarter of 2011, driven by a 25 percent period-over-period increase in shipments and positive pricing.

The Company reported a Modified Operating Profit of $740 million, or 4.5 percent of revenue, in the first quarter, up 55 percent from the $477 million reported in the prior year. The increase was attributable to strong volume and pricing, partially offset by unfavorable mix, higher industrial costs, including new vehicle content enhancements and engineering, research and development for new models, and continued marketing efforts.

1  |  Page

Modified EBITDA(b) was $1.4 billion in the first quarter, or 8.5 percent of net revenue, an increase of 18 percent versus the prior year.

Interest expense for the quarter totaled $277 million, including $31 million of non-cash interest accretion, versus $348 million in the first quarter of 2011, including non-cash interest accretion of $58 million. The reduction of $71 million primarily reflects interest savings achieved as a result of the Company’s debt refinancing transaction completed in May 2011.

Cash as of March 31, 2012, increased to $11.3 billion from $9.6 billion as of Dec. 31, 2011, and $9.9 billion as of March 31, 2011. Total available liquidity as of March 31, 2012, totaled $12.6 billion, including $1.3 billion available under a revolving credit facility. Free Cash Flow totaled a positive $1.7 billion for the first quarter of 2012, primarily reflecting the improved operating performance and favorable working capital.

Gross Industrial Debt(e) at March 31, 2012, totaled $12.6 billion, substantially in-line with the $12.5 billion at Dec. 31, 2011, and lower than the $13.3 billion at March 31, 2011. The increase in cash reduced Net Industrial Debt to $1.3 billion at the end of the quarter, a decrease of $1.6 billion and $2.0 billion from Dec. 31, 2011, and March 31, 2011, respectively.

Worldwide vehicle shipments for the quarter were 607,000, including 33,000 of contract manufactured vehicles, an increase of 25 percent from the first quarter of 2011 when 485,000 vehicles were shipped.

Worldwide vehicle sales were 523,000 for the first quarter, up 33 percent from 394,000 vehicles sold in the first quarter of 2011, driven primarily by a 40 percent increase in the Company’s U.S. retail sales. Chrysler Group’s March 2012 U.S. sales reflected the 10th consecutive month of sales gains of at least 20 percent. The improvement reflects increased consumer confidence in our product portfolio, including the Chrysler 300, named one of Kelley Blue Book’s kbb.com “10 Best Family Cars of 2012,” and the 2012 Jeep Grand Cherokee and Jeep Wrangler, which have garnered 20 awards so far this year. Chrysler Group’s U.S. market share increased to 11.2 percent for the quarter from 9.2 percent one year ago. Chrysler Group was the market leader in Canada for the first quarter in its history, with a market share of 15.0 percent.

U.S. dealers’ days supply of inventory at the end of March 2012, was 59 days, lower than the 64 days at the end of December 2011, and 67 days at the end of March 2011.

International vehicle sales (outside North America) for the quarter increased 80 percent from the first quarter 2011, to 67,000, including 18,000 vehicles manufactured by Chrysler Group and sold by Fiat.

2012 Guidance

The targets for 2012 are confirmed as follows:

•	Worldwide vehicle shipments of 2.3-2.4 million

•	Net revenue of ~ $65 billion

•	Modified Operating Profit of ≥ $3.0 billion

•	Net income of ~ $1.5 billion

•	Free Cash Flow of ≥ $1 billion

2  |  Page

Significant Corporate Events in 2012

Jan. 5: Chrysler Group announced it had achieved the last of the three Class B performance events set forth in its Amended and Restated LLC Operating Agreement, by committing to produce a U.S.-manufactured vehicle based on a Fiat platform or vehicle technology that has a verified unadjusted combined fuel economy of at least 40 mpg. The vehicle, the Dodge Dart, will be built at the Belvidere (Ill) Assembly Plant. As a result, and in combination with other transactions, Fiat S.p.A. now owns 58.5 percent of the membership interests in Chrysler Group.

Jan. 5: Chrysler Group strengthened its ties with the city of Detroit, announcing it will add a third crew and 1,100 new jobs at its Jefferson North Assembly Plant in Detroit. Further, the Jeep Grand Cherokee lineup will be expanded with a diesel version for North America which will be built at the Jefferson North Assembly Plant.

Jan. 24: Chrysler Group dedicated its new World Class Manufacturing (WCM) Academy in Warren, Mich., to transfer its WCM knowledge to more than 1,200 participants each year and cultivate an enriched culture of continuous improvement and learning.

Feb. 2: Chrysler Group announced the addition of 1,800 jobs at the Belvidere (Ill.) Assembly Plant, confirming the addition of a third crew at the plant that will produce the new Dodge Dart.

April 4: Chrysler Group and Fiat S.p.A. published their first combined sustainability report, highlighting a 10 percent reduction in total 2011 CO2 emissions per vehicle produced, and an 18.5 percent decrease in water consumption per vehicle produced at Fiat Group Automobiles and Chrysler Group assembly and stamping plants as compared with 2010 levels.

April 9: Chrysler Group announced that its Dundee (Mich.) Engine Plant and Windsor (Ont.) Assembly Plant were awarded bronze status for their efforts implementing WCM; it is the highest ranking of any of the Company’s North American manufacturing facilities.

April 25: Chrysler Group gave notice to Ally Financial, Inc. that it will not renew its current “Auto Finance Operating Agreement” following the April 30, 2013, expiration. Under the agreement, Chrysler Group was obliged to give Ally at least twelve months’ notice that it did not intend to renew the agreement. Chrysler Group is in discussions with Ally and other financial institutions regarding various options to meet the financing needs of Chrysler Group dealers and customers.

Product News

•	All-new Dodge Dart and Chrysler 300 luxury series named to “Ward’s 10 Best Interiors” List for 2012

•	Vanity Fair Magazine included the 2013 Dodge Dart on its “Seven Hottest New Cars at the 2012 NAIAS”

•	Travel and Leisure Magazine named the 2012 Fiat 500 the “2012 Best Car” in its Design Awards

•	AutoTrader.com named the 2013 Dodge Dart and 2012 Dodge Journey to its list of “Eight Great American Cars to Spend a Tax Refund On”

•	Kelley Blue Book included the 2013 Dodge Dart on its “Top 10 Cars of the 2012 Detroit Auto Show” and named the new Chrysler 300 one of the kbb.com “10 Best Family Cars of 2012”

•	The 2012 Jeep Grand Cherokee SRT8 and Dodge Charger are among Winding Road’s “Best Cars of the Year”

•	The 2012 Chrysler Town & Country won the Detroit News “Reader’s Choice-Best Family Vehicle” and TotalCarScore.com named the minivan to its list of “Best Family Cars for Road Trips”

3  |  Page

•	The Rocky Mountain Press Association named the 2012 Jeep Grand Cherokee its “2012 SUV of the Year” and the New England Motor Press Association named it the “Official Winter Vehicle of New England”

•	The National Highway Traffic Safety Administration awarded the 2012 Chrysler 300 and Dodge Charger 5-star vehicle safety scores

•	Chrysler Group’s 3.6-liter DOHC Pentastar V-6 engine was named to Ward’s AutoWorld’s list of “10 Best Engines”

Additional Information

The Company will present its preliminary first-quarter 2012 financial results during an analyst webcast and conference call at 10 a.m. Eastern Daylight Time on April 26, 2012, at www.chryslergroupllc.com. A recording of the call will be posted on the same Chrysler Group website about 90 minutes after the conclusion of the call.

The Company intends to publish financial statements for the quarter ended March 31, 2012, prepared in accordance with U.S. GAAP, in May 2012, when it plans to file its Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission (SEC).

Effective May 24, 2011, and in accordance with IFRS, Fiat S.p.A. was required to consolidate Chrysler Group’s IFRS financial results in its consolidated financial statements. Certain preliminary Chrysler Group financial results prepared in accordance with IFRS will be included in the Fiat S.p.A. earnings release, which will be available on the Investor Relations tab of the Fiat S.p.A. website on or after April 26, 2012 (http://www.fiatspa.com/en-US/investor_relations/investors/Pages/investors.aspx).

Non-U.S. GAAP Financial Information and Other Items

(a)

Modified Operating Profit (Loss) is computed starting with net income (loss) and then adjusting the amount to (i) add back income tax expense and exclude income tax benefits, (ii) add back net interest expense (excluding interest expense related to financing activities associated with a vehicle lease portfolio the Company refers to as Gold Key Lease), (iii) add back all pension, other postretirement benefit obligations (OPEB) and other employee benefit costs other than service costs, (iv) add back restructuring expense and exclude restructuring income, (v) add back other financial expense, (vi) add back losses and exclude gains due to cumulative change in accounting principles, and (vii) add back certain other costs, charges and expenses. The reconciliation of net income to Modified Operating Profit and Modified EBITDA (defined below) for the three months ended March 31, 2012 and 2011, is detailed in Table 1 of the attachment to the press release.

(b)

Modified EBITDA is computed starting with net income (loss) adjusted to Modified Operating Profit (Loss) as described above, and then add back depreciation and amortization expense (excluding depreciation and amortization expense for vehicles held for lease). The reconciliation of net income to Modified Operating Profit (defined above) and Modified EBITDA for the three months ended March 31, 2012 and 2011, is detailed in Table 1 of the attachment to the press release.

(c)	Cash is defined as cash and cash equivalents.

4  |  Page

(d)

Free Cash Flow is defined as cash flows from operating and investing activities, excluding any debt related investing activities, adjusted for financing activities related to Gold Key Lease financing. A reconciliation of net cash provided by (used in) operating and investing activities to Free Cash Flow for the three months ended March 31, 2012 and 2011, is detailed in Table 2 of the attachment to the press release.

(e)	A reconciliation of financial liabilities to Gross Industrial Debt and Net Industrial Debt at March 31, 2012, and Dec. 31, 2011, is detailed in Table 3 of the attachment to the press release.

Forward-Looking Statements

This document contains forward-looking statements that reflect management’s current views with respect to future events. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, including, but not limited to: the effective implementation of the Chrysler Group LLC 2010 – 2014 Business Plan outlined on November 4, 2009, including successful vehicle launches; industry SAAR levels; continued economic weakness, especially in North America, including continued high unemployment levels and limited availability of affordably priced financing for our dealers and consumers; introduction of competing products and competitive pressures which may limit our ability to reduce sales incentives; supply disruptions resulting from natural disasters and other events impacting our supply chain; and our ability to realize benefits from our industrial alliance with Fiat. If any of these or other risks and uncertainties occur, or if the assumptions underlying any of these statements prove incorrect, then actual results may be materially different from those expressed or implied by such statements. We do not intend or assume any obligation to update any forward-looking statement, which speaks only as of the date on which it is made. Further details of potential risks that may affect Chrysler Group are described in Chrysler Group’s Annual Report on Form 10-K and its subsequent periodic reports filed with the SEC.

About Chrysler Group LLC

Chrysler Group LLC, formed in 2009 to establish a global strategic alliance with Fiat S.p.A., produces Chrysler, Jeep, Dodge, Ram, Mopar, SRT and Fiat vehicles and products. With the resources, technology and worldwide distribution network required to compete on a global scale, the alliance builds on Chrysler Group’s culture of innovation, first established by Walter P. Chrysler in 1925, and Fiat’s complementary technology that dates back to its founding in 1899.

Headquartered in Auburn Hills, Mich., Chrysler Group’s product lineup features some of the world’s most recognizable vehicles, including the Chrysler 300 and Town & Country, Jeep Wrangler, all-new Dodge Dart, Ram 1500, Jeep Grand Cherokee SRT8 and Fiat 500. Fiat contributes world-class technology, platforms and powertrains for small- and medium-size cars, allowing Chrysler Group to offer an expanded product line including environmentally friendly vehicles.

5  |  Page

Contacts:

Media Inquiries		Investor Relations
Gualberto Ranieri	Shawn Morgan	Tim Krause
248.512.2226	248.512.2692	248.512.2923

# # #

6  |  Page

Attachment

These financial results are presented on a preliminary basis and will be superseded by the financial results included in Chrysler Group’s Quarterly Report on Form 10-Q to be filed for the period ended March 31, 2012.

Table 1: Reconciliation of Net Income to Modified Operating Profit and Modified EBITDA

CHRYSLER GROUP LLC ($Mils)
	Q1 2012	Q1 2011
Net Income	473	116
Add (Deduct):
Income Tax Expense	33	44
Net Interest Expense	267	337
Other Employee Benefit Gains \1	(21)	(37)
Restructuring (Income) Expenses, Net & Other	(12)	17
Modified Operating Profit	740	477
Add:
Depreciation and Amortization Expense \2	644	694
Modified EBITDA	1,384	1,171

\1	Represents interest cost and expected return on plan assets
\2	Excludes depreciation and amortization expense for vehicles held for lease

Table 2: Reconciliation of Net Cash Provided By (Used In) Operating and Investing Activities to Free Cash Flow

CHRYSLER GROUP LLC ($Mils)
	Q1 2012	Q1 2011
Net Cash Provided By Operating Activities	2,604	3,117
Net Cash Used In Investing Activities	(884)	(154)
Investing activities excluded from Free Cash Flow:
Change in Loans and Notes Receivable	—	(3)
Financing activities included in Free Cash Flow:
Repayments of Gold Key Lease Financing	(20)	(434)
Free Cash Flow	1,700	2,526

7  |  Page

Table 3: Reconciliation of Financial Liabilities to Gross Industrial Debt and Net Industrial Debt

CHRYSLER GROUP LLC ($Mils)
	Mar. 31, 2012	Dec. 31, 2011
Financial Liabilities	12,613	12,574
Less: Gold Key Lease obligations	(21)	(41)
Gross Industrial Debt	12,592	12,533
Less: Cash	(11,256)	(9,601)
Net Industrial Debt	1,336	2,932

8  |  Page